Exhibit 10.12
PURCHASE AND SALE AGREEMENT

Agreement No. NV03

THIS AGREEMENT is made effective as of the 15th day of April, 2011, by and between Western Resource Group, LLC, a Nevada Limited Liability Company (hereinafter designated as "SELLER", whether one or more), having its business address at 204 West Spear St, # 2478, Carson City, NV 89703 and Metamining, Inc., (hereinafter designated as "BUYER"), having its business address at 1065 E. H1llsdale Blvd., Suite 318, Foster City, CA, 94404. SELLER and BUYER are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties."

WITNESSETH
WHEREAS, SELLER is the owner of certain unpatented mining claims lying and situated in Pershing County, Nevada, as more particularly described in Exhibit A attached hereto (herein defined and referred to as the "Property") and SELLER wishes to sell and BUYER wishes to acquire the Property.

NOW, THEREFORE, for a valuable consideration paid to SELLER by BUYER, the teceipt and sufficiency of which is hereby acknowledged, and III consideration of the covenants hereinafter set forth, SELLER and BUYER agree as follows:

1. The "Property"

The Property shall mean all of the interest in all of the unpatented mining claims described in Exhibit A attached hereto and made a part hereof, together with all of the ores, minerals, stockpiles, and materials located therein, thereon, or thereunder, and all right, title and interest of SELLER in and to the surface of said mining claims, and all water, water rights, easements and rights-of-way now and hereafter owned or held by SELLER in, upon or under the said Property or in any way pertaining thereto.

2. Warranties and Representations

No person is authorized to make, and by execution hereof BUYER acknowledges, that no person has made any representation, warranty, guaranty or promise except as set forth herein. The Parties acknowledge that SELLER has made the Property available for the BUYER'S independent inspection. The Parties further acknowledge that the SELLER makes no claims or warrants as to the mineral content or value of the Property and except for the specified express warranties of the other contained in this Agreement, the Property is purchased and/or exchanged in its "as is" condition.

Condition of Title: SELLER warrants that it owns and has title to the Property, subject  to the rights of the United States in the FEE I. SELLER represents and warrants to BUYER that: (i) subject to the rights of the United States and the matters set forth below with respect to mining related claims and properties, SELLER owns and has the exclusive possession of the Property; (ii) SELLER has the full right, power, and capacity to enter into this Agreement upon the terms set forth herein; (iii) each of the unpatented lode mining claims described in Exhibit A has been validly located, filed and recorded in the office of the Clerk or Recorder of the county in which the claims are located in compliance with the laws of the United States and of the state in which the claims are located as they relate to location and recordation of such claims; (iv) to the extent applicable, SELLER has timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C., Subsection 1744) as they pertain to the claims described in Exhibit A; and (v) SELLER has timely paid the necessary claim maintenance fees or performed assessment work upon the claims described in Exhibit A through the assessment year ending September 1, 2011 and has recorded and filed proof thereof, all of which work, recordings and filings have been completed in accordance with the applicable state and federal statutes pertaining to assessment work. SELLER further warrants that all taxes and assessments are paid and have no liens against them. Notwithstanding any provision herein to the contrary, the sole and exclusive remedy for any breach of the warranties set forth in this Paragraph 2 shall be the right to cure such breach and then deduct the actual cost of such breach from the payments owed to SELLER hereunder, all as set forth in Paragraph 10.B below.

3. Term

Unless sooner terminated or extended as hereinafter provided, the term of this Agreement shall be for a period of TWO (2) years commencing on the effective date hereof or the, relinquishment of said Property in Exhibit A back to the SELLER, whichever occurs first. The TWO (2) year period is hereafter called the Term of the Agreement.

4. Agreement Period

A. Grant: SELLER hereby grants, demises, and furnishes the Property exclusively unto the BUYER, its successors and assigns during the Agreement Period with the exclusive right and privilege to explore and mine, including drilling and sampling, develop, catalog, analyze and assess all ores, minerals and materials of whatsoever nature or sort, evaluate the type, quality, or quantity of minerals present, to copy, peruse, and evaluate any and all documents relating to the Property in Exhibit A, and to use so much of the surface and underground thereof as may be necessary, useful, or convenient to the full extent allowed by law to enjoy all of the rights herein granted. BUYER is hereby further granted the exclusive right to construct and use, facilities, equipment roadways, and haulage ways, and all other required structures.

B. Permits: BUYER will have the right to begin the permitting process and obtain all required Federal, State, or local permits for exploration, feasibility and mining operations on the Property. Permits will be in the name of the BUYER unless otherwise noted and agreed upon.

C. Contracts: BUYER will have the right to negotiate contracts for the mining, processing and shipping of iron ore, iron products or other minerals from the property. Such contracts will be effective after title is transferred to BUYER or its assignee.

 D. Review: Following the execution of this Agreement, BUYER will be provided copies of all review material not previously submitted including pertinent maps, magnetic anomaly data, claim maps, drill records, market reports, previous field studies, and proof of ownership in the possession of SELLER. Any information obtained as a result of this review will be maintained in confidence subject to the terms of the Mutual Nondisclosure Agreement executed by the Parties. Unless this Agreement is fully consummated by the payment of the full purchase price to SELLER prior to the end of the Agreement Period, any such information held or copied in any form and held by BUYER shall be either returned to SELLER or destroyed at SELLER's discretion. The Parties hereto will cooperate to complete all conditions set forth herein expeditiously.

5. Purchase Price

The purchase price for the Property shall be ONE MILLION US DOLLARS ($1,500,000.00) which shall be paid by BUYER in accordance with the terms of this Agreement. BUYER is purchasing the properties described herein by way of a First Installment (Down Payment) which includes Pre-Payment and a credit to BUYER for the amount of the Review Payment previously received and balance of down payment, a Second Installment due within ONE (1) Year after the signing of this Agreement and a Third (Final) Installment due within TWO (2) Years after the singing of this Agreement. Final Payment of the Balance Due including any fees and interest as specified herein shall fully execute the Agreement. In the event that BUYER fails to fully execute the Agreement within the time period allowed and agreed by both parties, all rights, titles, and Property shall transfer back to the SELLER as provide for herein.

6. Payments to SELLER

A. Down Payment: BUYER agrees that it initiates the purchasing of the property, claims, mineral and materials listed in Exhibit A herein for the sum of THREE HUNDRED FIFTEEN THOUSAND SEVEN HUNDRED NINETY ONE US DOLLARS AND TWENTY FOUR CENTS (USD315,791.24). Upon the execution of this Agreement by BUYER and SELLER, all Parties including Escrow Holder, will exercise the provisions of SCHEDULE I ("Procedures to Purchase") regarding the Down Payment and subsequent Payments. If this Agreement is terminated, BUYER shall have no obligation to make subsequent payments, but shall not be entitled to any refund of the previous payments.

1.
Escrow Holder: The Escrow Holder shall act as an Independent Trustee with no vested or conflicting interests. Payments and Transfer Documents shall be held in escrow and released to either BUYER or SELLER in accordance with Schedule I of this Agreement

2.
Failure to Close: In the event that BUYER fails to close the purchase of the Property by failing to make the specified payments to complete this Agreement within the time and manner specified herein, SELLER shall be released from all obligations in law or at equity to proceed further with this Agreement. The BUYER and SELLER acknowledge that the nonrefundable Payments will be retained by SELLER and that SELLER will have no other right, cause of action or additional recourse against BUYER for the default in closing this transaction. All Property, titles, rights, easements and grants shall transfer back to SELLER, as specified in Schedule I, in good order and without liens or encumbrances.

B. Method of Payment: All payments required to be made by BUYER to SELLER or Escrow Holder may be made in currency, by draft, by check, electronic transfer or other readily available funds at the option of BUYER, and said payments may be mailed or delivered to Escrow Holder of record and certified copy of delivery to SELLER at the address specified pursuant to Paragraph 13. All dollar amounts referenced in this Agreement or any attachments are understood to mean United States Dollars (USD). Upon making any payment as described above, BUYER shall be relieved of any responsibility for distribution of such payment to SELLER or SELLER'S successors in interest. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder. If any payment owed to SELLER by BUYER hereunder is not made when due, BUYER shall be liable for a late fee of $2,000.00. If BUYER fails to make payment within ten (10) days after due date, BUYER shall pay SELLER, in each following month, a monthly payment which is equal to at least one sixth (1/6) of the amount owed plus a flat fee per month (to be prorated by days) up to a maximum period of SIX (6) months after the due date (more specifically described in Schedule I and Addendum #1).

7. Conduct of Operations; Protection from Liens; and Indemnification

BUYER shall conduct all exploration and other operations in accordance with Good Mining Practices and sound principles of conservation and with due regard to the development and preservation of the Property as a mineral property. BUYER shall at all times comply with all valid and applicable local, state and federa11aws and regulations governing its operations or applicable to the Property, whether such laws and regulations are now in effect or become effective during the Term of this Agreement, including but not limited to those relating to health, safety, noise, reclamation, waste disposal, water and air quality, and the environment. BUYER shall pay all expenses incurred by it in its operation on the Property and shall allow no liens arising from any act of BUYER to remain upon the interest of SELLER in and to the Property; provided, however, that if BUYER, in good faith, disputes the validity or amount of any claim, lien or liability asserted against it with respect to the Property, it shall not be required to payor discharge the same until the amount and validity thereof have been finally determined. BUYER shall, pursuant to NRS 108.2413, obtain the release of a mechanic's lien by posting a surety bond. Before beginning any operations on the Property, BUYER shall carry workman's compensation insurance or general liability coverage, naming SELLER as an additional beneficiary, to the extent and in the amount of ONE MILLION USD ($1,000,000) or as required by the laws of the State of Nevada.

BUYER agrees to defend, indemnify, and save SELLER harmless from any and all actions, claims, costs, expenses, damages, fines, or liability of any kind resulting from BUYER's acts or omissions together with any and all costs, expenses and fees, including attorney's fees, incurred by SELLER incident thereto regardless of whether such liability, claim, cost or expense arises during or after the Term of this Agreement. BUYER shall not indemnify nor save SELLER harmless from any such actions, claims or liability arising out of SELLER'S acts or omissions or conditions of the Property caused by SELLER.

8. Taxes

BUYER shall pay all taxes, assessments and other governmental charges imposed upon the Property and upon any equipment and improvements placed by it thereon for the period that this Agreement is in effect. SELLER and BUYER agree to promptly transmit to BUYER and SELLER all notices pertaining to such taxes, assessments and charges which the Parties may receive. If this Agreement is terminated, such taxes shall be prorated between BUYER and SELLER for the tax year in which such termination occurs. BUYER shall have the right to contest in the courts or otherwise, in its own name or in the name of SELLER, the validity or amount of any such taxes or assessments if it deems the same unlawful, unjust, unequal or excessive, or to take such steps or proceedings as it may deem necessary to secure a cancellation, reduction, re-adjustment or equalization thereof before it shall be required to pay the same, but in no event shall BUYER permit or allow title to the Property to be lost as the result of non-payment of any taxes, assessments or other such charges

9. Maintenance Fees and Assessment Work

BUYER agrees that, during the Term of this Agreement, commencing with the annual assessment year beginning the 1st day of September, 2011, and for each subsequent assessment year in which this Agreement is active, it shall perform annual assessment work or pay claim maintenance fees required to maintain such claims and timely record, file and furnish to SELLER any and all affidavits, notices of intent to hold, proof of payments, and other documents reasonably necessary to preserve and maintain the Property at least thirty (30) days before such payments or documents are due. At BUYER'S request, SELLER will perform or cause to be performed the annual assessment/claim maintenance fee requirements on each of said claims during the term of this Agreement. SELLER will be reimbursed by BUYER upon presentation of satisfactory proof that said assessment work has been accomplished.

10. Title Matters

A. Title Documents: Upon written request of BUYER at any time during the term hereof, SELLER shall promptly deliver to BUYER all abstracts of title (if applicable) to and copies of all title documents affecting the Property which SELLER may still have in its possession, together with copies of all plats and field notes of surveys of the Property which SELLER has in its possession. SELLER must provide documents supporting marketable title, however; BUYER assumes responsibility for conducting its own due diligence on title and other matters to its own satisfaction and at its own expense.

B. Title Defects, Defense and Protection: If (i) SELLER'S title to any of the Property is defective or less than as represented in Paragraph 2, or (ii) SELLER's title is contested or questioned by any person, entity or governmental agency, BUYER may attempt, with all reasonable dispatch, to perfect, defend, or initiate litigation to protect SELLER's title if SELLER does not promptly correct defects in title upon written notice of such defects. SELLER shall execute all documents and shall take such other actions as are reasonably necessary to assist BUYER in its efforts to perfect, defend or protect SELLER's title. If the title is defective or less than as represented in Paragraph 2, then (and only then) the costs and expenses of perfecting, defending or correcting title (including, but without being limited to, the cost of attorney's fees and the costs of releasing or satisfying any mortgages, liens and encumbrances) shall be a credit against payments thereafter to be made to SELLER under the provisions of Schedule I, unless the encumbrance or dispute arises from BUYER's failure to perform its obligations hereunder (in which case such costs shall be borne by BUYER). In all matters related to the SELLER's title to the Property, BUYER shall act in good faith as a fiduciary of SELLER and shall use its commercially reasonable best efforts to protect and preserve SELLER's title to the Property. During the term of this Agreement, under no circumstances shall BUYER take any action or omit to take an action if such action or omission may result in SELLER losing title to the Property.

C. General: Nothing herein contained and no notice or action which may be taken under this Paragraph 10 shall limit or detract from BUYER's right to terminate this Agreement in the manner provided in Paragraph 11 (B).

11. Termination; Removal of Property

A.
Termination by SELLER: In the event of any default by BUYER in the performance of its obligation hereunder, SELLER shall give to BUYER written notice specifying the default. If the default is not cured within 30 days after BUYER has received the notice, or if BUYER has not within that time begun action to cure the default and does not thereafter diligently prosecute such action to completion, SELLER may terminate this Agreement by delivering to BUYER written notice of such termination, subject to BUYER's right to remove its property and equipment from the Property, as hereinafter provided. SELLER shall have no right to terminate this Agreement except as set forth in this Paragraph 11 (A).

B.
Termination by BUYER: BUYER may at any time upon thirty (30) days advance notice execute and deliver to SELLER or place of record, a release covering all of the Property and thereby surrender this Agreement as to all and terminate from and after the date of release and surrender all obligations as to the acreage surrendered; provided, however, that such surrender and termination shall not relieve BUYER of its obligation, if any, with respect to annual assessment work covering unpatented mining claims as provided for in Paragraph 9 hereof.

C.
Removal of Property: Upon any termination of this Agreement, BUYER shall have a period of SIX (6) months from and after the effective date of termination in which to remove from the Property all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, place or situated thereon, except supports placed in shafts, drifts or openings in the Property; provided, however, that unless otherwise authorized in writing by SELLER, no tools, machinery, facilities or improvements shall be removed while BUYER is in any manner indebted to SELLER under any obligation imposed by this Agreement. Any property of BUYER not so removed at the end of said six months shall become the property of SELLER.

 Obligations of BUYER upon Termination: If this Agreement IS terminated, BUYER shall:
i.
        Within 30 days of such termination, furnish to SELLER, copies of all reports, field studies, assay results, drill records, exploration data and other pertinent material developed in conjunction with the project not previously provided and agrees to return all such land and technical documents that SELLER has previously provided. Parties will treat as confidential all information contained therein and exchanged according to the terms of the Mutual Nondisclosure Agreement between Parties. SELLER may, at SELLER's expense, pick up any available core from the Property; provided, however, that BUYER shall in no event be liable to SELLER for the loss of any core from the Property; and

ii.	Execute and deliver to SELLER a release and surrender of this Agreement and all of BUYER's interests in the Property, the same to be in a recordable form; and
iii.
       Surrender the Property in good order and condition and will comply with all valid and applicable local, state or federal regulations as such relate to the termination of operations (including but not limited to those relating to reclamation, reconditioning or conservation of lands and waters or to air and water quality, removal of all temporary buildings, structures, equipment, etc.), and pay, defend, indemnify and hold SELLER harmless from any and all liability, claims, costs and expense resulting from BUYER'S activities on the property during the Agreement period or as a result of the termination or completion of the project. BUYER shall comply with the provisions of the National Environmental Policy Act (NEPA), The Federal Land Policy and Management Act (FLPMA) and the Bureau of Land Management (BLM) and, as required, obtain a Security/Reclamation Bond for the purpose of guaranteeing payment of costs associated with the termination of this Agreement or the completion of the project.

12.  Suspension of Operations

A. Force Majeure: BUYER shall not be liable for failure to perform any of its obligations hereunder during periods in which performance is prevented by any cause reasonably beyond BUYER's control, which causes hereinafter are called "force majeure". For purposes of this Agreement, the term "force majeure" shall include acts of God, fire, flood, strikes, insurrections, sabotage, or mob violence, unforeseeable requirements or regulations of government, unforeseeable court orders, and other causes of a similar nature which are beyond the control of BUYER. BUYER shall notify SELLER of the date of commencement and cause of each period of force majeure and shall also notify SELLER of the time of removal of such cause. The Agreement period may be extended by mutual agreement, such agreement not to be unreasonably withheld by SELLER, but without such agreement, a period of Force Majeure may not extend the time period to complete Final Purchase described within this Agreement. Notwithstanding the foregoing BUYER shall still be liable for other obligations hereunder during any period of force majeure, including without limitation payment of the claim maintenance obligations set forth in Paragraph 9 above.

B. Obligations during Suspension of Operations: During any suspension of operations under A. of this Paragraph, BUYER shall:
i.  Continue to pay all property and other taxes, assessments and charges payable by BUYER described in Paragraphs 8 and 9 as and when they become payable as therein provided;
ii. Comply with all requirements of this Agreement relative to maintaining the status and title of the Property in good standing;
iii. Continue to maintain insurance coverage and indemnification as required under Paragraph 7.

13. Notices

Any notice or communication required or permitted hereunder shall be effective when personally delivered or shall be effective when addressed:
If to SELLER:                                                    Western Resources Group, LLC
                                                                          PO Box 470 Coleville, CA 96107

If to BUYER:                                                     Metamining Inc.
                                                                          1065 E. Hillsdale Blvd., Suite 318
                                                                          Foster City, CA 94404

and deposited, postage prepaid, certified or registered, in the United States mail. Either party may, by notice to the other given as aforesaid, change its mailing address for future notices hereunder.

14. Memorandum

The parties to this Agreement agree to execute and record a memorandum or short form of this Agreement in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded with the County Clerk or Recorder of the county or counties in which the Property are situated.

15.Construction; No Implied Covenants

This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the state in which the Property are situated. Paragraph headings herein are for convenience only and shall not be considered a part of this Agreement nor used in its interpretation. All of the agreements and understandings of BUYER and SELLER with reference to the Property are embodied in this Agreement, which supersedes all prior agreements and understandings between BUYER and SELLER with reference to the Property.

16. Counterparts: Joinder

This Agreement may be executed by signatures and acknowledgements sent by facsimile or other electronic means in any number of counterparts, and any party who executes a counterpart need not execute the same counterpart as any other party.
Each of such counterparts shall be deemed to be an original, all of which counterparts together shall constitute one and the same Agreement.

17.Compliance with Law

While conducting activities and operations on the Property, BUYER shall comply with all applicable laws and regulations of all governmental authorities with valid jurisdiction over the Property or BUYER'S activities and operations on the Property. Upon termination of this Agreement BUYER shall reclaim in accordance with applicable state, federal or local laws and regulations all surface disturbance on the Property resulting from BUYER'S activities hereunder.

18. Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada. In the event of a disagreement over any of the provisions or terms of this Agreement, all parties agree to seek binding arbitration from a Nevada State arbitration board pursuant to the laws of the State of Nevada.

19. Water Rights

Should BUYER develop or produce any water or otherwise obtain any water rights on the Property, BUYER shall upon termination of this Agreement, to the fullest extent permitted by the water laws and regulations of the State of Nevada, convey and transfer to SELLER all water rights that BUYER may have acquired on the Property.

IN WITNESS WHEREOF, the SELLER and BUYER have executed this Purchase and Sale Agreement effective as of the date first above set forth.

SELLER:                                                                                 BUYER:
Western Resource Group, LLC                                         Metamining, Inc.
A Nevada Limited Liability Company                               A California Corporation

By: /s/ Charles Graham Clifton                                         By: /s/Ling Li
Print:  Charles Graham Clifton                                          Print: Ling Li
Its: Managing Member                                                       Its: President

NOTARY:

ACKNOWLEDGMENT
STATE OF Nevada
COUNTY OF Carson City

On April 15, 2011 before me, Sandra F Mendez, personally appeared Charles Graham Clifton, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Navada that the foregoing paragraph is true and correct.

WITHNESS my hand and official seal

By: /s/ Sandra F Mendez     (Notary Seal)
Signature of Notary Public

ACKNOWLEDGMENT
STATE OF CALIFORNIA
 COUNTY OF San Mateo

On April 14 2011 before me, Eric Xuming Li, Notary Public, personally appeared Ling Li, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity (ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITHNESS my hand and official seal

By: /s/ Xuming Li (Notary Seal)

Signature of Notary Public

SCHEDULE I

SCHEDULE I to Purchase and Sale Agreement between Western Resource Group, LLC (as "SELLER") and Metamining, Inc. (as "BUYER").

PROCEDURE TO PURCHASE

1. Purchase Price:

Once this Agreement is fully-signed by both parties, this Agreement is executed and BUYER shall have the exclusive right to purchase the Property for the amount of ONE MILLION FIFTY USD ($1,500,000.00), (herein the "Purchase Price") unless the Agreement is terminated. Within TEN (10) days after signing of this Agreement by BUYER and SELLER, BUYER shall deliver to Escrow Holder the sum of FIFTEEN THOUSAND SIX HUNDRED THIRTY EIGHT US DOLLARS AND SIXTY CENTS ($15,638.60) (Pre-Payment) or other valuable consideration acceptable to the SELLER for distribution to SELLER. Within FORTY FIVE (45) days after the Escrow Holder receives the Pre-Payment, BUYER shall deliver to Escrow Holder the sum of TWO HUNDRED THIRTY EIGHT THOUSAND FOUR HUNDRED SIXTY SIX US DOLLARS AND SEVENTY CENTS ($238,466.55) (Balance of Down Payment) or other valuable consideration acceptable to the SELLER for the account of SELLER (the Review Payment, Pre-Payment and Balance of Down Payment are collectively referred to as the "Down Payment" in the Agreement). SELLER will deliver to Escrow Holder, for delivery into escrow, an executed Quit Claim Deed in a recordable form and all other title documents, ownership rights and other documents transferring all interest in the Property contained in Exhibit A (the "Transfer Documents") to the account of the Company. When the down payment is fully funded, the Escrow Holder will then disburse the remaining funds to the SELLER, file and then deliver the Transfer Documents to the Company specified in Paragraph 3 of Schedule I according to the procedures specified herein to initiate the Term of this Agreement. BUYER will prepare Transfer Documents including an executed, recordable Quit Claim Deed conveying Property back to SELLER in the event of default on the part of BUYER for delivery to Escrow Holder. Only in the event this Agreement is terminated, the Escrow Holder is hereby instructed to record the Quit Claim Deed and Transfer Documents, thus conveying Property back to SELLER. SELLER shall provide a Notice of Default pursuant to this Agreement at least 7 days prior to the recording the reverse deeds.

2. Payment Schedule:

The following payments shall be paid by BUYER to SELLER by the Payment Schedule:

First Installment includes three partial payments: USD315, 791.24

1. Review Payment: BUYER paid to SELLER and SELLER confirmed receipt of payment of$61,686.09 on December 8, 2010.
2. Pre-Payment: A Pre-Payment of FIFTEEN THOUSAND SIX HUNDRED THIRTY EIGHT US DOLLARS AND SIXTY CENTS ($15,638.60) will be paid by BUYER to SELLER within 10 days after signing of this Agreement;
3. Balance of Down Payment: The Balance of Down Payment of TWO HUNDRED THIRTY EIGHT THOUSAND FOUR HUNDRED SIXTY SIX US DOLLARS AND FIFTY FIVE CENTS ($238,466.55) will be paid by BUYER to SELLER within FORTY FIVE (45) days after the Pre-payment.

Second Installment: USD 592,104.38

The Second Installment of FIVE HUNDRED NINETY TWO THOUSAND ONE HUNDRED FOUR US DOLLARS THIRTY EIGHT CENTS ($592,104.38) is due within ONE (1) Year after the signing of this Agreement.

If the BUYER fails to make a one-time payment for the Second Installment, BUYER has the right to extend the payment period with a minimum payment of$99,736.69 (includes 1/6 of the Second Installment principal plus a flat fee of $1,052.63 which is to be prorated by days) per month until the Second Installment is paid in full. The extended payment period shall not be longer than 6 months after the due date.

Third Installment (Final): USD592, 104.38

The Third Installment of FIVE HUNDRED NINETY TWO THOUSAND ONE HUNDRED FOUR US DOLLARS THIRTY EIGHT CENTS ($592,104.38) is due within Two (2) Years after the signing of this Agreement.

If the BUYER fails to make a one-time payment for the Third Installment, BUYER has the right to extend the payment period with a minimum payment of $99,736.69 (includes 1/6 of the Second Installment principal plus a flat fee of $1,052.63 which is to be prorated by days) per month until the Third Installment is paid in full. The extended payment period shall not be longer than 6 months after the Third Installment due date.

3. Operating Company:

BUYER will incorporate a private, legal entity in the State of Nevada (The Company). At the execution of this Agreement and the receipt by the SELLER of the total Down Payment, the Company will receive title to the Properties described in Exhibit A. SELLER will appoint one person to receive a board position in the Company with certain and sufficient influence in the Company to control the transfer of the Properties described in Exhibit A and provide for the recovery of those Properties in the event of failure to execute or termination of this Agreement. However, this position does not have any voting power or right in the Company except for the transfer of title of the transferred properties. BUYER has 100% control of the development and management of the company. Any transfer of the title ofthe Properties from Metamining Nevada, Inc. must be approved by a unanimous vote and consent of all board members as per Metamining Nevada, Inc. Corporate Resolution dated 13 April, 2011. SELLER will immediately relinquish and surrender all interest in the Company and resign the Board position upon receipt of the Third (Final) Installment specified in Paragraph 2 above. The structure, bylaws and operation of the Company have been approved by SELLER and BUYER.

4. Continuation of Agreement Provisions: All provisions of the  Agreement are to remain in force during the purchase period (Term) until Final Payment (Third Installment) of the Balance Due including any fees and interest as specified herein which shall fully execute the Agreement.

5. Penalty: There shall be no penalty for early or prepayment of purchase price by BUYER to SELLER and the option to accelerate the Purchase Procedures or pay the full amount due on the Property may be exercised at any time the Agreement is in force. BUYER shall notify SELLER no later than thirty (30) days in advance of his intentions to accelerate payments.

6. Miscellaneous Provisions:

Definitions of Terms:
SELLER:                  Western Resource Group,
BUYER:                   LLC Metamining, Inc.

A. NOTICES: No notice, request, demand, instruction or other document to be given hereunder to any party shall be effective for any purpose unless personally delivered to the person at the appropriate address set forth below (in which such notice shall be deemed effective upon such delivery) delivered by air courier next-day delivery (e.g. Federal Express), or delivered by U.S. mail, sent by registered or certified mail, return receipt requested as follows:

If to SELLER, to:                                                   Western Resource Group,
                                                                               LLC PO Box 470
                                                                               Coleville, CA 96107

If to BUYER, to:                                                    Metamining, Inc.
                                                                               1065 E. Hillsdale Blvd., Suite 318
                                                                               Foster City, CA 94404
Notices delivered by air courier shall be deemed to have been given the next business day after deposit with the courier and notices mailed shall be deemed to have been given on the second day following deposit of same in any United States Post Office mailbox in the state to which the notice is addressed or on the third day following deposit in such post office box other than the state to which the notice is addressed, postage prepaid, addressed as set forth above.

B. ESCROW AND CONVEYANCE: Escrow shall be with:

                                      Joylyn M. Harmer Attorney/Title Company
                                      502 North Division Street /Street Address
                                      Carson City /City, NV 89703/ Zip Code
                                      Joylyn M. Harmer/ Escrow Officer
                                      775-883-3200 /Telephone

Escrow shall be opened as of the date upon which Escrow Holder has received a copy of this Agreement with Purchase Procedures, accompanied by the total undistributed sum of $500,000.00 and documents as required therein. The date all such items have been delivered to Escrow Holder shall be referred to herein as the "Opening of Escrow" and the date escrow actually closes and the transfer documents are recorded shall be referred to as "Close of Escrow." Escrow Holder is hereby authorized and instructed to act in accordance with the provisions of Addendum #1 to this Agreement for specific instructions on the distribution of funds to the SELLER. This Agreement, which agreement, together with Escrow Holder's standard escrow instructions, shall constitute Escrow Holder's instructions. As between the Parties, if there is a conflict between Escrow Holder's standard instructions and this Agreement, this Agreement will control.

         1. The Quit Claim deed referred to herein shall be standard to the industry, comply with the laws of Nevada, and be recorded in the public records following payment of the Down Payment to SELLER.

         2. In addition to the Quit Claim Deed, the parties hereto agree to execute any and all closing documents reasonably requested by any party hereto, which documents may include a copy of the payment check together with copies of the notes if any, security instruments exchanged by the parties, a State of Nevada "Declaration of Value" form and "Transfer of Interest" notices, shall be sufficient documentation to advise Pershing County and the Bureau of Land Management to transfer title to the property on its books either to the purchaser or its assigns within ten (10) days from the transfer of funds to the SELLER and in the event of termination of this Agreement, back to SELLER or its assigns. After disbursement of the Third (Final) Installment, Escrow Holder is instructed to destroy or return to BUYER, at BUYER's discretion, all documents conveying Property back to SELLER. BUYER shall bear the cost of all fees relating to the transfer of property including document recording fees and title search or policy fees. BUYER shall pay transfer taxes (if any) up to USD 1 0,000.00 and SELLER shall bear the rest of the transfer taxes. BUYER and SELLER shall equally bear the cost of all escrow fees.

        3. Upon proof that SELLER has received the First Installment (Down Payment) pursuant to the terms of this Agreement, Escrow Holder is hereby instructed to release from escrow and record as instructed all Title Documents describe in Paragraphs 1 and 2 above.

                                                                                                                       Initial for Identification

EXHIBIT A

ADDENDUM #1

(Attached hereto)

EXHIBIT A

Exhibit A to Purchase and Sale Agreement between Western Resource Group, LLC (as "SELLER") and Metamining, Inc. (as "BUYER") and pertaining to the following described unpatented mining claims situated in Pershing County, State of Nevada.

178 Unpatented Lode Mining Claims in the Pershing County:
BV -1-28, 29-35 (odd), 37 - 84, 91-102,104,106,108-156,163 - 179(odd), 180 - 205

SUBJECT TO:
1.	Obligations to pay annual assessments, maintenances fees, recording fees, and other fees due under the laws of the United States and Nevada, but which are not yet due and payable; and
2.	Rights-of-way, easements, and all other matters of record in the office of the Clerk or Recorder of Pershing County, Nevada; and
3.	Reservations in the United States applicable to unpatented mining claims.

                                                                    Initial for Identification

ADDENDUM #1

Supplemental Instructions to Escrow Holder

Buena Vista Iron Ore Payment Schedule

All payments to SELLERS except for the PREP A YMENT are to be .distributed according to the following apportionment:

1. Little Valley Group, LLC (L VC)	77.1930%
2. Western Resource Group, LLC (WRG)	10.5263%
3. Greater Nevada Ranches, LLC (GNR)	12.2807%

As a consequence of an additional advance payment of $57,025.00 to WRG of which $15,680.00 was returned to Metawise leaving an actual advance of $41,345.00 which amount reduced the total due to all SELLERS, that amount will be subtracted from WRG's portion of the PREPAYMENT and distributed to all SELLERS in the above percentages. Review Payment and First Installment figures have been revised to show actual amounts.

Adjusted Dollar amounts for the PREP A YMENT:

1. LV C	$417,880.44
2. WRG	$15,638.60
3. GNR	$66,480.96
Total	$500,000.00

Dollar amounts to complete the FIRST (Down payment) INSTALLMENT:

1. L VC	$1,748,757.70
2. WRG	$238,466.55
3. GNR	$278,211.35
Total	$2,265,435.60

Dollar amounts for the SECOND INSTALLMENT:

1. L VC	$4,342,106.24
2. WRG	$592,104.38
3. GNR	$690,789.38
Total	$5,625,000.00

Dollar amounts for the THIRD (Final) INSTALLMENT:

1. LV C	$4,342,106.24
2. WRG	$592,104.38
3. GNR	$690,789.38
Total	$5,625,000.00

TOTALS

Review Payment $250,245.40 less $15,680.00 return	$234,564.40
Prepayment	$500,000.00
First Installment	$2,265,435.60
Second Installment	$5,625,000.00
Third (Final) Installment	$5,625,000.00
Purchase Price	$14,250,000.00